Exhibit 99.1
PRESS RELEASE	5700 Las Positas Road Livermore, California 94551 925-606-9200

FOR RELEASE April 28, 2021

McGrath RentCorp Announces Results for First Quarter 2021

LIVERMORE, CA – April 28, 2021 – McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business-to-business rental company, today announced total revenues for the quarter ended March 31, 2021 of $121.2 million, a decrease of 6%, compared to the first quarter of 2020.  The Company reported net income of $17.4 million, or $0.71 per diluted share, for the first quarter of 2021, compared to net income of $20.2 million, or $0.81 per diluted share, for the first quarter of 2020.

FIRST QUARTER 2021 Company HIGHLIGHTS:

•	Rental revenues decreased 4% year-over-year to $86.1 million.
•	Total revenues decreased 6% year-over-year to $121.2 million.
•	Adjusted EBITDA[1] decreased $5.7 million to $49.1 million, which included a $2.1 million non-operating legal expense.
•

Dividend rate increased 4% year-over-year to $0.435 per share for the first quarter of 2021.  On an annualized basis, this dividend represents a 2.1% yield on the April 27, 2021 close price of $81.93 per share.

Joe Hanna, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our first quarter rental revenues declined by only 4% compared to a very strong first quarter of 2020, with the majority of the decline at Adler Tank Rentals.  Despite the remaining effects of the pandemic, rental revenues at Mobile Modular and TRS-RenTelco decreased by only 2% and 1%, respectively.

While weather and pandemic uncertainty muted activity early in the quarter, we saw conditions steadily improve, which has translated to stronger bookings in many of our industry verticals.  Now that vaccine distribution is a reality and the population is more confident, our customers are becoming more positive in their outlook. Commercial business has been healthy and booking momentum improved as the quarter progressed.  School districts have either returned students to classrooms, or are planning to, and we are more encouraged about the outlook for our education business.

In early April we completed the acquisition of Kitchens To Go, which provides modular food service facilities for rental and sale nationwide.  This addition is highly complementary to our modular building rental business.  We added a capable team and quality equipment.  Together we look forward to growing this new product line.

Overall, I am pleased with our start to the year.  We are encouraged by recent customer and field feedback on potential project activity and we will be working hard to capitalize on this positive momentum as the year continues.”

Division HIGHLIGHTS:

All comparisons presented below are for the quarter ended March 31, 2021 to the quarter ended March 31, 2020 unless otherwise indicated.

Mobile Modular

For the first quarter of 2021, the Company’s Mobile Modular division reported income from operations of $15.7 million, a decrease of $3.7 million, or 19%.  Rental revenues decreased 2% to $46.7 million, depreciation expense increased 3% to $5.8 million and other direct costs increased 2% to $12.9 million, which resulted in a decrease in gross profit on rental revenues of 4% to $28.0 million.  The rental revenue decline was due to decreased demand from commercial and education customers.  Rental related services revenues decreased 23% to $14.1 million, primarily due to lower revenues from site related services, with associated gross profit decreasing 17% to $4.0 million.  Sales revenues increased 5% to $7.6 million, primarily due to higher new equipment sales with gross margin on sales comparable at 35%, resulting in a 5% increase in gross profit on sales revenues to $2.7 million.  Selling and administrative expenses increased 10% to $19.2 million, primarily due to a non-operating legal expense recorded in 2021.

TRS-RenTelco

For the first quarter of 2021, the Company’s TRS-RenTelco division reported income from operations of $8.5 million, an increase of $0.1 million, or 1%.  Rental revenues decreased 1% to $27.3 million, depreciation expense decreased 4% to $11.4 million and other direct costs increased 4% to $4.5 million, which resulted in a $0.1 million increase in gross profit on rental revenues to $11.4 million.  The rental revenue decline was due to decreased demand from telecommunications customers, partly offset by increases from general purpose test equipment customers.  Sales revenues were comparable at $5.1 million.  Gross margin on sales was 55% in 2021 compared to 52% in 2020, resulting in a 7% increase in gross profit on sales revenues to $2.8 million.  Selling and administrative expenses decreased 1% to $6.3 million.

Adler Tanks

For the first quarter of 2021, the Company’s Adler Tanks division reported income from operations of $0.8 million, a decrease of $1.9 million.  Rental revenues decreased 17% to $12.2 million, depreciation expense decreased 2% to $4.1 million and other direct costs decreased 6% to $2.3 million, which resulted in a 27% decrease in gross profit on rental revenues to $5.8 million.  The rental revenue decrease was primarily due to weaker business activity levels in multiple geographic and market segments.  Rental related services revenues decreased 12% to $4.9 million, with gross profit on rental related services decreasing 22% to $1.0 million.  Selling and administrative expenses decreased 8% to $6.3 million, primarily due to decreased travel, meal and meeting costs and lower corporate allocated expenses.

financial outlook:

Based upon the Company’s year-to-date results, current outlook for the remainder of the year, and the previously announced acquisition of Kitchens To Go, the Company is raising its financial outlook.

For the full-year 2021, the Company expects:

•	Total revenue: $570 million - $610 million
•	Adjusted EBITDA: $232 million - $247 million
•	Gross rental equipment capital expenditures: $90 million to $110 million

1.

Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.  A reconciliation of actual net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

2.

Information reconciling forward-looking Adjusted EBITDA to the comparable GAAP financial measures is unavailable to the Company without unreasonable effort because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Therefore, no reconciliation to the most comparable GAAP measures is provided. The Company provides Adjusted EBITDA guidance because it believes that Adjusted EBITDA, when viewed with the Company’s results under GAAP, provides useful information for the reasons noted in the reconciliation of actual Adjusted EBITDA to the most directly comparable GAAP measures at the end of this release.

About McGrath RentCorp:

Founded in 1979, McGrath RentCorp (Nasdaq: MGRC) is a diversified business-to-business rental company providing modular buildings, electronic test equipment, portable storage and tank containment solutions across the United States and other select North American regions.  The Company’s rental operations consist of four divisions: Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs; TRS-RenTelco rents and sells electronic test equipment; Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids; and Mobile Modular Portable Storage provides portable storage rental solutions.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Modular Buildings – www.mobilemodular.com

Electronic Test Equipment – www.trsrentelco.com

Tanks and Boxes – www.adlertankrentals.com

Portable Storage – www.mobilemodularcontainers.com

School Facilities Manufacturing – www.enviroplex.com

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

Conference Call Note:

As previously announced in its press release of March 31, 2021, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on April 28, 2021 to discuss the first quarter 2021 results.  To participate in the teleconference, dial 1-844-707-0666 (in the U.S.), or 1-703-639-1220 (outside the U.S.), or to listen only, access the simultaneous webcast at the investor relations section of the Company’s website at https://investors.mgrc.com/.  A replay will be available for 7 days following the call by dialing 1-855-859-2056 (in the U.S.), or 1-404-537-3406 (outside the U.S.).  The pass code for the conference call replay is 1586503.  In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at https://investors.mgrc.com/events-and-presentations.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s expectations, strategies, prospects or targets are forward looking statements.  These forward-looking statements also can be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plan,” “predict,” “project,” or “will,” or the negative of these terms or other comparable terminology.  In particular, Mr. Hanna’s statements about the vaccine distribution being a reality and the population more confident, stronger bookings in many of the Company’s industry verticals, the Company’s customers becoming more positive in their outlook, encouragement about the outlook for the Company’s education business, the addition of Kitchens To Go being highly complementary to the Company’s modular building rental business, and growing the new product line in this business, and being encouraged by recent customer and field feedback on potential project activity and positive momentum as the year continues, as well as the statements regarding the full year 2021 in the “Financial Outlook” section, are forward-looking.

These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties that could cause our actual results to differ materially from those projected including: the duration of the COVID-19 pandemic and its economic impact, the extent and length of the shelter-in and other restrictions associated with COVID-19 pandemic, the health of the education and commercial markets in our modular building division; the activity levels in the general purpose and communications test equipment markets at TRS-RenTelco; the ability to obtain the synergies expected from the Kitchen To Go acquisition, the utilization levels and rental rates of our Adler Tanks liquid and solid containment tank and box rental assets; continued execution of our performance improvement initiatives; and our ability to effectively manage our rental assets, as well as the factors disclosed under “Risk Factors” in the Company’s Form 10-K and other SEC filings.

Forward-looking statements are made only as of the date hereof.  Except as otherwise required by law, we assume no obligation to update any of the forward-looking statements contained in this press release.

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2021	2020
Revenues
Rental	$86,087	$89,506
Rental related services	19,669	24,511
Rental operations	105,756	114,017
Sales	14,611	14,366
Other	828	1,070
Total revenues	121,195	129,453
Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	21,255	21,638
Rental related services	14,604	18,263
Other	19,707	19,453
Total direct costs of rental operations	55,566	59,354
Costs of sales	8,548	8,443
Total costs of revenues	64,114	67,797
Gross profit	57,081	61,656
Selling and administrative expenses	33,137	31,954
Income from operations	23,944	29,702
Other expense:
Interest expense	(1,783)	(2,652)
Foreign currency exchange loss	(55)	(436)
Income before provision for income taxes	22,106	26,614
Provision for income taxes	4,708	6,455
Net income	$17,398	$20,159
Earnings per share:
Basic	$0.72	$0.83
Diluted	$0.71	$0.81
Shares used in per share calculation:
Basic	24,153	24,292
Diluted	24,512	24,738
Cash dividends declared per share	$0.435	$0.420

MCGRATH RENTCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
(in thousands)	2021	2020
Assets
Cash	$2,329	$1,238
Accounts receivable, net of allowance for doubtful accounts of $2,100 in 2021 and 2020	122,208	123,316
Rental equipment, at cost:
Relocatable modular buildings	886,299	882,115
Electronic test equipment	342,105	333,020
Liquid and solid containment tanks and boxes	314,444	315,706
	1,542,848	1,530,841
Less accumulated depreciation	(606,905)	(592,725)
Rental equipment, net	935,943	938,116
Property, plant and equipment, net	135,034	136,210
Prepaid expenses and other assets	41,643	41,549
Intangible assets, net	7,069	7,118
Goodwill	28,197	28,197
Total assets	$1,272,423	$1,275,744
Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$208,806	$222,754
Accounts payable and accrued liabilities	112,551	108,334
Deferred income	50,562	45,975
Deferred income taxes, net	212,819	216,077
Total liabilities	584,738	593,140
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 24,206 shares as of March 31, 2021 and 24,128 shares as of December 31, 2020	104,584	106,289
Retained earnings	583,167	576,419
Accumulated other comprehensive loss	(66)	(104)
Total shareholders’ equity	687,685	682,604
Total liabilities and shareholders’ equity	$1,272,423	$1,275,744

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net income	$17,398	$20,159
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,460	23,862
Provision for doubtful accounts	99	552
Share-based compensation	1,777	1,723
Gain on sale of used rental equipment	(4,794)	(4,788)
Foreign currency exchange loss	55	436
Amortization of debt issuance costs	3	3
Change in:
Accounts receivable	1,009	1,713
Prepaid expenses and other assets	(94)	363
Accounts payable and accrued liabilities	(2,633)	(6,383)
Deferred income	4,587	6,943
Deferred income taxes	(3,258)	1,099
Net cash provided by operating activities	37,609	45,682
Cash Flows from Investing Activities:
Purchases of rental equipment	(17,984)	(35,374)
Purchases of property, plant and equipment	(981)	(3,196)
Proceeds from sales of used rental equipment	10,418	10,356
Net cash used in investing activities	(8,547)	(28,214)
Cash Flows from Financing Activities:
Net repayment under bank lines of credit	(13,931)	(1,890)
Repurchase of common stock	—	(7,852)
Taxes paid related to net share settlement of stock awards	(3,482)	(401)
Payment of dividends	(10,554)	(9,369)
Net cash used in financing activities	(27,967)	(19,512)
Effect of foreign currency exchange rate changes on cash	(4)	44
Net (decrease) increase in cash	1,091	(2,000)
Cash balance, beginning of period	1,238	2,342
Cash balance, end of period	$2,329	$342
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$1,625	$2,859
Net income taxes paid, during the period	$372	$363
Dividends accrued during the period, not yet paid	$9,810	$10,218
Rental equipment acquisitions, not yet paid	$11,095	$6,537

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2021
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$46,657	$27,276	$12,154	$—	$86,087
Rental related services	14,051	740	4,878	—	19,669
Rental operations	60,708	28,016	17,032	—	105,756
Sales	7,620	5,149	608	1,234	14,611
Other	320	438	70	—	828
Total revenues	68,648	33,603	17,710	1,234	121,195

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,819	11,362	4,074	—	21,255
Rental related services	10,072	653	3,879	—	14,604
Other	12,875	4,534	2,298	—	19,707
Total direct costs of rental operations	28,766	16,549	10,251	—	55,566
Costs of sales	4,948	2,301	416	883	8,548
Total costs of revenues	33,714	18,850	10,667	883	64,114

Gross Profit
Rental	27,963	11,380	5,782	—	45,125
Rental related services	3,979	87	999	—	5,065
Rental operations	31,942	11,467	6,781	—	50,190
Sales	2,672	2,848	192	351	6,063
Other	320	438	70	—	828
Total gross profit	34,934	14,753	7,043	351	57,081
Selling and administrative expenses	19,237	6,298	6,267	1,335	33,137
Income (loss) from operations	$15,697	$8,455	$776	$(984)	$23,944
Interest expense					(1,783)
Foreign currency exchange loss					(55)
Provision for income taxes					(4,708)
Net income					$17,398

Other Information
Average rental equipment [1]	$836,893	$334,781	$313,873
Average monthly total yield [2]	1.86%	2.72%	1.29%
Average utilization [3]	75.8%	68.1%	40.3%
Average monthly rental rate [4]	2.45%	3.99%	3.21%

1.	Average rental equipment represents the cost of rental equipment, excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.

2.Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

3.Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

4.Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2020
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$47,410	$27,536	$14,560	$—	$89,506
Rental related services	18,144	826	5,541	—	24,511
Rental operations	65,554	28,362	20,101	—	114,017
Sales	7,256	5,109	498	1,503	14,366
Other	388	592	90	—	1,070
Total revenues	73,198	34,063	20,689	1,503	129,453

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,669	11,832	4,137	—	21,638
Rental related services	13,350	646	4,267	—	18,263
Other	12,617	4,380	2,456	—	19,453
Total direct costs of rental operations	31,636	16,858	10,860	—	59,354
Costs of sales	4,703	2,448	320	972	8,443
Total costs of revenues	36,339	19,306	11,180	972	67,797

Gross Profit
Rental	29,124	11,324	7,967	—	48,415
Rental related services	4,794	180	1,274	—	6,248
Rental operations	33,918	11,504	9,241	—	54,663
Sales	2,553	2,661	178	531	5,923
Other	388	592	90	—	1,070
Total gross profit	36,859	14,757	9,509	531	61,656
Selling and administrative expenses	17,418	6,361	6,824	1,351	31,954
Income (loss) from operations	$19,441	$8,396	$2,685	$(820)	29,702
Interest expense					(2,652)
Foreign currency exchange gain					(436)
Provision for income taxes					(6,455)
Net income					$20,159

Other Information
Average rental equipment [1]	$815,686	$337,907	$314,812
Average monthly total yield [2]	1.94%	2.72%	1.54%
Average utilization [3]	78.7%	65.3%	47.8%
Average monthly rental rate [4]	2.46%	4.16%	3.23%

1.	Average rental equipment represents the cost of rental equipment, excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.

2.Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.

3.Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.

4.Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020
Net income	$17,398	$20,159	$99,223	$98,516
Provision for income taxes	4,708	6,455	28,313	32,972
Interest expense	1,783	2,652	7,918	11,875
Depreciation and amortization	23,460	23,862	94,241	92,238
EBITDA	47,349	53,128	229,695	235,601
Share-based compensation	1,777	1,723	5,603	6,223
Adjusted EBITDA [1]	$49,126	$54,851	$235,298	$241,824
Adjusted EBITDA margin [2]	41%	42%	42%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020
Adjusted EBITDA [1]	$49,126	$54,851	$235,298	$241,824
Interest paid	(1,625)	(2,859)	(7,816)	(12,506)
Income taxes paid, net of refunds received	(372)	(363)	(34,912)	(17,181)
Gain on sale of used rental equipment	(4,794)	(4,788)	(19,335)	(21,482)
Foreign currency exchange loss (gain)	55	436	(459)	401
Amortization of debt issuance costs	3	3	11	11
Change in certain assets and liabilities:
Accounts receivable, net	1,108	2,265	3,626	(5,658)
Prepaid expenses and other assets	(94)	363	3,350	(1,647)
Accounts payable and other liabilities	(10,385)	(11,169)	4,013	(195)
Deferred income	4,587	6,943	(11,345)	3,603
Net cash provided by operating activities	$37,609	$45,682	$172,431	$187,170

1.	Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.

2.Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:	Keith E. Pratt
EVP & Chief Financial Officer
925-606-9200